Exhibit 99.B(p)(44)

Appendix 1 - Code of Ethics

APPENDIX 1                                                    CODE OF ETHICS

CODE OF ETHICS

COWEN INVESTMENT MANAGEMENT PLATFORM

FOR THE FOLLOWING AFFILIATED INVESTMENT ADVISERS:

COWEN INVESTMENT MANAGEMENT LLC

COWEN INVESTMENT ADVISORS LLC (DBA)

RAMIUS ADVISORS, LLC

COWEN TRADING STRATEGIES LLC

MARGATE CAPITAL MANAGEMENT LP

COWEN ADVISORS LLC

TRIARTISAN CAPITAL ADVISORS, LLC

COWEN SUSTAINABLE ADVISORS LLC

January 2019

I. Introduction

Cowen Investment Management LLC, Cowen Investment Advisors LLC (dba) Ramius Advisors, LLC, Cowen Trading Strategies LLC, Cowen Advisors LLC, Cowen Sustainable Advisors LLC, TriArtisan Capital Advisors LLC and affiliated investment adviser Margate Capital Management LP, (collectively referred to herein as the “Adviser”) are all investment advisers registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser and its Supervised Persons(34) all owe a fiduciary duty to their Clients.(35) As a fiduciary, you must avoid activities, interests and relationships that may interfere or appear to interfere with making decisions in the best interests of the Adviser’s Clients. Accordingly, the Adviser has adopted this Code of Ethics which:

•                  Seeks to place the interests of its Clients over the interests of any Supervised Person

•                  Imposes standards of business conduct for all Supervised Persons

•                  Requires Supervised Persons to comply with the Federal Securities Laws

•                  Regulates Supervised Person personal securities transactions

•                  Requires reporting and review of trading in the Personal Securities Accounts of Supervised Persons(36)

II. Supervised Persons to Whom This Code of Ethics Applies

This Code of Ethics applies to all Supervised Persons, including certain members of senior management of Cowen. Every Supervised Person must read, acknowledge receipt of and retain this Code of Ethics.(37)

III. Business Conduct Standards

All Supervised Persons are required to comply with the fiduciary duties placed on investment advisers including but not limited to the following standards of conduct:

(34) The term “Supervised Person” includes any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control. The Adviser may also designate any partner, officer, director (or other persons occupying a similar status or performing similar functions) or employee of another affiliated investment adviser, commodity pool operator, “independent contractor” of the Adviser, or other third-party as deemed appropriate as a Supervised Person.

(35) The definition of “Client” varies per affiliate. Generally, “Clients” shall include: single strategy and multi-strategy commingled private investment funds, private equity funds, securitized asset funds, commodity pools, registered funds, and separately managed accounts for various institutional clients (including the proprietary accounts of parent company, Cowen), family offices and high net worth individuals.

(36) A Supervised Person’s “Personal Securities Account” is any brokerage or securities account in which they have a Beneficial Interest and may include brokerage accounts or securities accounts in which they have an Indirect Pecuniary Interest (please see Section XI for additional defined terms).

(37) Rule 204A-1 of the Advisers Act requires that an adviser’s “Access Persons” meet the required standard of business ethics and to report personal securities transactions, including an initial holdings report no later than 10 days after becoming an Access Person. While not all Supervised Persons are Access Persons (which generally includes all directors, officers and partners of an adviser, client portfolio managers, and employees that, as part of their regular employment duties, have access to non-public information regarding client portfolio holdings and trading activity), the Adviser asks all of its Supervised Persons to adhere to the obligations set forth in the Code of Ethics so that it does not have to continuously monitor the status of each Supervised Person as an Access Person on an ongoing basis.

A.                          Do Not Engage in Fraudulent Activity

Information obtained in the course of business activities for the Adviser, which is not otherwise generally available to the public, is proprietary and strictly confidential. In particular, no Supervised Person shall (i) misuse material, non-public information whether obtained in the course of business activities for the Adviser or otherwise (see Section 5.1 of the Compliance Manual); (ii) employ any device, scheme or artifice to defraud Clients; (iii) make any untrue statement of a material fact to Clients or potential clients of the Adviser; (iv) engage in any act, practice, or course of business which operates to defraud or deceive Clients or potential clients of the Adviser; (v) engage in any manipulative practice with respect to Clients or potential clients of the Adviser; or (vi) misappropriate any assets or investment opportunities of a beneficial owner of a Managed Account or Fund Investor.

B.                          Place the Interests of Client Accounts First

The Adviser has a fiduciary duty to place at all times the interests of Clients first. As fiduciaries, Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of Clients. Supervised Persons may not cause a Client to take action, or not to take action, for their own personal benefit rather than the benefit of the Client.

C.                          Execute Personal Securities Transactions in Compliance with the Code of Ethics

A Supervised Person’s personal trading activities must be conducted in such a manner to avoid any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility. Accordingly, Supervised Persons must comply with the policies and procedures covering personal securities transactions set forth in the Code of Ethics. WHEN IN DOUBT, DO NOT TRADE.

D.                          Unlawful Actions relating to Registered Investment Companies

It is unlawful for any Supervised Person, in connection with the purchase or sale, directly or indirectly, by the person of an Unregistered Investment Company Interest Held or to be Acquired by a Registered Investment Company(38):

•                  to employ any device, scheme or artifice to defraud the Registered Investment Company;

•                  to make any untrue statement of a material fact to the Registered Investment Company or omit to state a material fact necessary in order to make the statements made to the Registered Investment Company, in light of the circumstances under which they are made, not misleading;

•                  to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Registered Investment Company; or

•                  to engage in any manipulative practice with respect to the Registered Investment Company.

(38) A Registered Investment Company is an investment company registered under the Investment Company Act of 1940, as amended.

IV. Legal Compliance

Supervised Persons must obey all laws and regulations applicable to the Adviser’s business, including but not limited to, the Federal Securities Laws.

A.                          Prohibition Against Fraudulent Trading Activity

As a general matter, it is a violation of federal law and the policies of the Adviser for a Supervised Person to engage in any act, practice or course of business in connection with the purchase or sale of any Securities which violates any of the Federal Securities Laws designed to prevent fraudulent, deceptive, or manipulative acts. Two common examples of such prohibited activities are described below. Any fraudulent practice in connection with the purchase or sale of any Securities, including in a Supervised Person’s Personal Securities Account, is prohibited by Federal Securities Laws and the Adviser.

B.                          Common Examples of Fraudulent Personal Trading

(1)                                     General Prohibition Against Front-Running

The practice of trading on the basis of the anticipated market effect of trades for a Client(s), which is known as “front-running,” or “scalping,” is a violation of the Federal Securities Laws.

Examples of front-running or scalping include:

•                  A Supervised Person uses knowledge of a future purchase of a Security by a Client and acquires direct or indirect ownership in the same Security in his or her Personal Securities Account before the Client buys the Security.

•                  A Supervised Person uses knowledge of a future sale of a Security by a Client and sells (short or long) the security in his or her Personal Securities Account before the Client sells the same Security.

(2)                                     General Prohibition Against Trading Client Accounts to Benefit Supervised Persons

The practice of trading on behalf of a Client for the purpose of benefiting a Supervised Person’s Personal Securities Account is prohibited by Federal Securities Laws.

V. Personal Trading Activity

The requirements and restrictions set forth below relating to personal trading activities apply to all Supervised Persons and in most circumstances, will cover the personal trading activities of one’s spouse and other family/household members (living under the same roof).

ALL Supervised Persons will be presumptively restricted from trading in Securities on the Restricted List.

A.                                    Requirement to Maintain Personal Securities Accounts with Approved Third-Party Broker-Dealers

All Supervised Persons are required to maintain their Personal Securities Accounts with an approved third-party broker-dealer.(39) This requirement also applies to associated Personal Securities Accounts which are (1) the brokerage or securities accounts of your spouse; (2) the brokerage or securities accounts of your immediate family members living under the same roof; and (3) any brokerage or securities account you exercise control over.

•                  New Employees: If you are a new Supervised Person and have a Personal Securities Account that is not maintained with an approved third-party broker-dealer and have not otherwise confirmed the account qualifies for an exception (as outlined below), please contact the LCD immediately.

•                  Newlyweds: Please be advised that the definition of a Personal Securities Account includes the accounts of a Supervised Person’s spouse! If you are getting married (or have recently gotten married)(40) please make sure your spousal accounts have been added to the Charles Schwab Compliance Technologies System (the “CSCT System”).

The Adviser uses McDonald Information Service, Inc. to perform an Employee Surveillance Program (“ESP”) for all Supervised Persons. This program independently tracks each Supervised Person on an ongoing basis and flags each time a Personal Securities Account for a Supervised Person is opened at another brokerage firm. In the event ESP identifies a Personal Securities Account opened at an unauthorized third-party broker-dealer, the LCD will be notified and will work with the Supervised Person to determine if the Personal Securities Account can remain or must be moved to an approved third-party broker-dealer.

B.                                    Exceptions to the Approved Third-Party Broker Requirement

Only certain types of Personal Securities Accounts qualify for the limited exceptions to the approved third-party broker-dealer requirement and if exempt, are referred to herein as “Non-Qualified Personal Securities Accounts.” Exemptions are determined in the sole discretion of the LCD.

Please contact the LCD to determine whether your Personal Securities Account qualifies for an exemption. Do not make this determination on your own.

•                  Personal Securities Accounts of a spouse or immediate family member living under the same roof that also work at an SEC registered broker-dealer or investment advisor may be exempted from the approved third-party broker-dealer requirement if there is no overlap among approved third-party brokers dealers and provided the Supervised Person (i) discloses the account on the CSCT System, (ii) provides the LCD with written confirmation from the account holder’s employer that the account is properly surveilled and maintained in accordance with their compliance program, and (iii) provides quarterly account statements (which accurately describe the account holder’s securities holdings and transactions through the end each fiscal quarter).

(39) Approved third-party broker-dealers include: Charles Schwab, Chase Investment Services, E*Trade, Fidelity Investments, Interactive Brokers, JP Morgan, Merrill Lynch, Morgan Stanley Smith Barney, OptionsExpress, Scottrade, TD Ameritrade, UBS, Vanguard, and Wells Fargo.

(40) Congratulations from the Cowen Investment Management Legal and Compliance Department!

•                  Discretionary brokerage accounts (i.e. managed accounts) maintained at an SEC registered broker-dealer or investment advisor are generally exempt from the approved third-party broker requirement so long as the Supervised Person (i) discloses the account on the CSCT System; (ii) provides the LCD with the required representation letter from the account provider(41); and (iii) provides quarterly account statements (which accurately describe the account holder’s securities holdings and transactions through the end each fiscal quarter).

•                  Non-employer based 401(k) accounts and other individual retirement accounts that are expressly limited to trading mutual funds, broad-based ETFs and indices, and money market instruments and certain government security specific accounts are generally exempt from the approved third-party broker requirement so long as the Supervised Person (i) discloses the account on the CSCT System and (ii) provides the LCD a representation letter from the account provider verifying the required account limitations.

•                  Cryptocurrency Accounts, Employer-Based 401k Retirement Plans and 529 College Savings Plans are generally exempt from the approved third-party broker requirement as well as the Personal Securities Account disclosure requirement and the requirement to disclose quarterly account statements which accurately describe the account holder’s securities holdings and transactions through the end of each fiscal quarter.

C.                          Disclosure of Personal Securities Accounts

The Adviser generally requires Supervised Persons to disclose all of his or her Personal Securities Accounts and Non-Qualified Personal Securities Accounts (with the exception of Cryptocurrency Accounts, Employer-Based 401k Retirement Plans and 529 College Savings Plans) on the CSCT System. Only after the LCD clears a Personal Securities Account and/or a Non-Qualified Personal Securities Account on the CSCT System is the account valid for use.

D.                          Preclearance of Personal Securities Transactions

Supervised Persons may not purchase or sell directly or indirectly through their Personal Securities Accounts any Covered Security in which the account has, or by reason of such transactions acquires, a “beneficial interest” unless the Supervised Person obtains preclearance from their (i) supervisor and (ii) the Control Room prior to executing the trade. Covered Securities include initial public offerings (“IPOs”), commodities and commodities options and futures and for certain Supervised Persons, may include Reportable Funds.

All personal securities transactions in Covered Securities must be pre-cleared using the CSCT System. Please note that the pre-clearance requirements for personal securities transactions in private investments and Reportable Funds vary slightly from the pre-clearance requirements for personal securities transactions in publicly traded Covered Securities. Please read each requirement carefully.

(41) The representation letter must include the following statements: (a) the account provider is authorized to act as a discretionary investment manager by the SEC (or equivalent non-U.S. regulator) [or the account provider is a broker-dealer approved by FINRA, or is a national bank exempt from registration under the Advisers Act]; (b) the adviser to the account will exercise complete discretion over investment decisions in the subject account and the Supervised Person will have no rights to direct the investment activity or hold un-managed assets in the subject account; (c) at no time will the account provider accept any unsolicited orders from the Supervised Person other than to liquidate a portion or an entire account; and (d) at no time will the account provider discuss any specific transaction with the Supervised Person prior to execution.

The following DO NOT meet the definition of a Covered Security and thus do not require preclearance in advance of trading: shares issued by open-ended registered investment companies (e.g. mutual funds) provided the company is not advised or sub-advised by the Adviser; “broad-based” ETFs and indices(42); currency futures and options; cryptocurrencies; direct obligations of the Government of the United States; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; and private funds offered by the Adviser (or an affiliated adviser). Securities that do not meet the definition of a Covered Security do not require pre-clearance.

IPOs: FINRA rules generally prohibit Supervised Persons from purchasing initial public offerings of equity securities, which are called “New Issues” under SRO rules. Consequently, no Supervised Persons may purchase an initial public offering of an equity security unless the transaction is approved by the LCD. Generally, the LCD will not approve such transaction.

Certain Supervised Persons may be subject to additional pre-clearance or reporting obligations relating to their personal trading activities. The CCO will notify any Supervised Persons directly who are subject to additional pre-clearance requirements.

E.                          30 Day Holding Period

There is a 30-Day Holding Period on all transactions. NOTE: certain portfolio management teams and advisory affiliates may have personal trading policies that are more restrictive than those outlined in the Adviser’s Code of Ethics. Securities that do not meet the definition of a Covered Security are not subject to the 30-day mandatory holding period. Exceptions to the 30-day holding period are only granted under very limited circumstances and always in the sole discretion of the LCD.

F.                           Trading in Restricted Securities

Trading in restricted securities is prohibited in any account: personal, firm or client accounts. Please contact the Cowen Control Room x1900 for a list of the securities on the Adviser’s Restricted List (and/or to verify if you are a Permanent Insider) before you trade. Please see Section 5.2 for the Adviser’s Policy on Restricted List.

G.                         Trading While in Possession of MNPI

Supervised Persons are prohibited from trading when in possession of material, non-public information (“MNPI”) regarding an issuer. Please see Section 5.1 for the Adviser’s Policy on Insider Trading. Please notify the LCD in the event you come into possession of material, non-pubic information. Not sure? Contact the Chief Compliance Officer.

H.                         Preclearance of Personal Securities Transactions in Private Placements

Privately placed securities are Covered Securities; therefore, all personal securities transactions must be pre-cleared using the CSCT System. Private placements are considered Covered Securities and

(42) “Broad-based” indices and ETFs are designed to reflect the movement of the entire market. Examples of broad-based index options include (but are not limited to): DJX, SPX, NDX, RUI, SOX and S&P. Examples of broad-based options on ETFs include (but are not limited to): IWB, IWX, and SPY. Factors used to determine whether an index and/or ETF is “broad” or “narrow” include (but are not limited to) the number and composition of its underlying components, the weighting of each component and the liquidity of those components. The classification of an index or ETF can fluctuate between broad-based and narrow-based. Supervised Persons should confirm the classification of an index or ETF as “broad-based” prior to transacting.

are defined as any securities transaction or investment not made on a public exchange (e.g., a hedge fund, private equity fund, or other private investments).

Personal securities transactions in private placements are pre-cleared using the CSCT System, specifically the “Private Investment Disclosure” Form found on the “Home” page.

•                  Additional subscriptions to the same private investment do not require pre-clearance unless they are material in size. The only requirement is that all additional subscriptions be disclosed on the Supervised Person’s next Quarterly Transaction Report. If a Supervised Person is unsure whether an additional subscription requires pre-clearance, please inquire with the LCD for clarification.

•                  Withdrawals (partial or full) from an existing private investment do not require pre-clearance. The only requirement is that all withdrawals be disclosed on the Supervised Person’s next Quarterly Transaction Report. A full withdrawal from a private placement is indicated by withdrawing the corresponding “Private Investment Disclosure” Form in the CSCT System.

•                  No pre-clearance is required for investments in Adviser (or Adviser affiliate) sponsored private placements. However, Supervised Persons are required to disclose these investments when completing their Quarterly Transaction Report in the CSCT System and are required to follow the Adviser’s policy on withdrawals as noted above.

I.                                        Pre-clearance of Personal Securities Transactions in Reportable Funds

Supervised Persons who are directly involved with the portfolio management of a Reportable Fund or who have similar access and knowledge of the Reportable Fund’s portfolio are generally required to obtain pre-clearance when trading in that Reportable Fund. In addition, as part of the preclearance process for investments in Reportable Funds, each Supervised Person must attest that he/she is not in possession of MNPI with respect to the Reportable Fund in which the trade is being placed.

Supervised Persons to which this policy applies but do not currently hold positions in a Reportable Fund and do not anticipate trading in the Reportable Fund are not required to update any brokerage account disclosures in the CSCT System. However, a Supervised Person to which this policy applies and either currently holds the Securities of a Reportable Fund or anticipates trading the Securities of a Reportable Fund must disclose all relevant brokerage account information in the CSCT System, even if the Personal Securities Account because it is limited by the provider to trading in mutual funds and ETFs. All other policies affecting Personal Securities Transactions apply to transactions in Reportable Funds.

VI. Reporting of Personal Securities Transactions Effected in a Supervised Person’s Personal Securities Account

All Supervised Persons and their Family/Household members are under a duty to complete and provide the reports described below for their Personal Securities Accounts. The LCD shall establish and maintain procedures by which appropriate management or compliance personnel will review the Personal Securities Account data and the reports required to be made pursuant to this reporting section.

A.                                    Initial and Annual Holdings Reports

All Supervised Persons are required to provide an Initial Holdings Report at the onset of their employment with the Adviser and an Annual Holdings Report every twelve (12) months thereafter. Supervised Persons that are “access persons”(43) must provide his or her Initial Holdings Report no later than ten (10) days after becoming a Supervised Person. Although the ten (10) day reporting deadline does not apply to Supervised Persons who are not “access persons,” the Adviser expects this information to be provided by all Supervised Persons as promptly as reasonably possible. Annual Holdings Reports are submitted with a Supervised Person’s Quarterly Transaction Reports (as described below) for the fourth (4th) calendar quarter of a year.

If you are completing your Initial Holdings Report and have a Personal Securities Account that is not maintained at an approved third-party broker-dealer, please contact the LCD immediately.

Supervised Persons are required to provide the following information in their Initial Holdings Report and their Annual Holdings Report, which must also be current as of a date no more than forty-five (45) days prior to the date the report is submitted:

(1)                                               the title and type of security, the exchange ticker symbol or CUSIP number (if applicable), number of shares and principal amount of each Covered Security in which the Supervised Person has any direct or indirect Beneficial Interest;

(2)                                               the name of any entity where the Supervised Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Supervised Person; and

(3)                                               the date that the report is submitted by the Supervised Person.

B.                                    Quarterly Transaction Reports

All Supervised Persons are required to provide a Quarterly Transaction Report no later than thirty (30) days after the end of the calendar quarter. The Quarterly Transaction Report requires Supervised Persons to disclose the following information with respect to any transaction during the quarter in a Covered Security:

(1)                                               the date of the transaction, the title and the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security in which the Supervised Person has any direct or indirect Beneficial Interest;

(2)                                               the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)                                               the price of the Covered Security at which the transaction was effected;

(43) An “access person” is any Supervised Person who has access to non-public information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Private Fund or any person who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. Access persons also include directors, officers and partners of the Adviser (as applicable).

(4)                                               the name of the entity with or through which the transaction was effected; and

(5)                                               the date that the report is submitted by the Supervised Person.

Please note that Supervised Persons are required to report Covered Securities acquired through a gift or inheritance.

C.                                        Method of Disclosure

The data required in the Initial Holdings Report, Annual Holdings Report and Quarterly Transaction Report are generally disclosed to the Adviser via the CSCT System. All Supervised Persons will receive an email from the CSCT System with a username and initial password at the onset of their employment with the Adviser.

Once a Personal Securities Account maintained with an approved provider is established on the CSCT System, account data from the Personal Securities Account will be connected directly from the account provider to the Adviser’s trading surveillance systems and the CSCT System. Supervised Persons do not need to manually submit the required holdings and transaction data for Personal Securities Accounts maintained at approved providers so long as the Adviser has obtained the holdings and transactions data within the prescribed time period.

VII. Initial and Quarterly Certificate of Compliance

Supervised Persons are required to certify upon commencement of his or her employment (or the effective date of this Code of Ethics) that they have received and read the Adviser’s Code of Ethics and recognize that they are subject to it. Thereafter, Supervised Persons shall certify quarterly that they have complied with the requirements of the Adviser’s Code of Ethics during the prior quarter and that they have disclosed, reported, or caused to be reported all transactions required by the Code of Ethics. All initial and quarterly Certificates of Compliance are completed using the CSCT System and are combined with the Quarterly Transaction Reports and Annual Holdings Report.

The LCD will keep a record of all violations of the Adviser’s Code of Ethics, if any, including the failure by a Supervised Person to submit any report required by the Code of Ethics within the prescribed time period. Please note that not only does the SEC have access to these records during an inspection, the Adviser may also be required to report violations on a quarterly basis to certain Clients as well as disclose violations to prospective clients who request this information during a due diligence visit.

VIII. Reimbursement by Supervised Persons for Competing with Client Trades

At least monthly the LCD will review all trades that occurred in Personal Securities Accounts against trades that occurred in Client accounts to determine whether any trades in Personal Securities Accounts competed with trades in Client accounts, including separately managed institutional accounts and individual accounts managed by the Adviser. A trade in a Personal Securities Account will be deemed to have competed against a trade in a Client account if both the Supervised Person and the Client traded the same Security in the same direction on the same trading day.

Any trades identified as competing with a trade executed on behalf of a Client will be reviewed by the LCD in order to determine whether the average price paid or received by the Supervised Person for the relevant Security was better than the average price paid or received by the Client for the same

Security. If the average price paid or received by the Supervised Person was better than the average price paid or received by the Client and such difference is in excess of $100, the Supervised Person will be asked to reimburse the Client for the difference between his or her average price and the average price paid or received by the Client.

The LCD may in its discretion determine that disgorgement is not warranted under certain circumstances and waive the obligation under this policy.

IX. Reporting of Violations

If a Supervised Person becomes aware of any violation(s) or potential violation(s) of any of the provisions of the Code of Ethics, he or she must report such violation(s) or potential violation(s) promptly to the LCD. Failure to promptly report any violation(s) or potential violation(s) may be considered itself a violation of the Code of Ethics and subject to remedial action.

X. Disciplinary Action for Violations of the Code of Ethics

Supervised Persons that fail to follow the policies and procedures set forth in the Code of Ethics are subject to disciplinary action by the Adviser. Please see Section 2.0 for the Adviser’s policy on disciplinary action for failure to follow the compliance policies and procedures including the Code of Ethics and for more detail on how such infractions are addressed.

XI. Defined Terms Used in the Code of Ethics

The definitions below apply to the capitalized terms not otherwise defined in the Code of Ethics.

A.            “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

B.            “Beneficial Interest” Supervised Persons are considered to have a beneficial interest in Securities if they have or share a direct or indirect pecuniary interest in the Securities. Supervised Persons have a pecuniary interest in Securities if they have the ability to directly or indirectly profit from a securities transaction (e.g., Securities held by members of a Supervised Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.) For examples of circumstances that qualify as an “indirect pecuniary interest in Securities,” please see Item L below.

C.            “Covered Security” means a Security as defined in item I below (in effect, all Securities) except that it shall not include direct obligations of the Government of the United States; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements or shares issued by open-ended registered investment companies (e.g. mutual funds) not advised or sub-advised by the Adviser; “broad-based” ETFs and indices(44); currency futures and options; and, cryptocurrencies.

(44) “Broad-based” indices and ETFs are designed to reflect the movement of the entire market. Examples of broad-based index options include (but are not limited to): DJX, SPX, NDX, RUI, SOX and S&P. Examples of broad-based options on ETFs include (but are not limited to): IWB, IWX, and SPY. Factors used to determine whether an index and/or ETF is “broad” or “narrow” include (but are not limited to) the number and composition of its underlying components, the weighting of each component and the liquidity of those components. The classification of an index or ETF can fluctuate between broad-based and narrow-based. Supervised Persons should confirm the classification of an index or ETF as “broad-based” prior to transacting.

D.                                    “Federal Securities Laws” means the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

E.                                    “Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

F.                                     “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

G.                                   “Registered Investment Company” means an investment company registered under the 1940 Act advised or sub-advised by the Adviser.

H.                                   “Reportable Fund” means (i) any investment company registered under the 1940 Act (“mutual fund”) for which the Adviser serves as an investment adviser or sub-adviser or (ii) any mutual fund whose investment adviser or principal underwriter controls, is controlled by or is under common control with the Adviser.

I.                                        “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing. For purposes of the Code of Ethics, Security also means commodities and options and futures in commodities as well as options on narrow-based indices and ETFs.

J.                                      “Unregistered Investment Company” means an investment company exempt from registration under the 1940 Act.

K.                                   “Unregistered Investment Company Interest Held or to be Acquired by a Registered Investment Company” means any Unregistered Investment Company Interest held which, within the most recent 15 days:

(1)                                 is or has been held by a Registered Investment Company; or

(2)                                 is being or has been considered by Cowen Investment Management for purchase by a Registered Investment Company.

L.                                    Examples of “Indirect Pecuniary Interest”. The following are examples of an indirect pecuniary interest in securities:

(1) Securities held by members of a Supervised Person’s immediate family sharing the same household or in the case of the Supervised Person’s minor children or spouse even if they do not share the same household. However, these presumptions may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide such Supervised Person with any economic benefit. “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

(2) A Supervised Person’s proportionate interest as a general partner in portfolio securities held by a general or limited partnership.

(3) A Supervised Person’s interest as a manager member in the securities held by a limited liability company.

(4) If a Supervised Person is a trustee of a trust and has a pecuniary interest in any holding or transaction in an issuer’s securities held by the trust as well as if a Supervised Person is trustee and members of such Supervised Person’s immediate family receive certain performance fees or a member of such Supervised Person’s immediate family is a beneficiary to the trust.

(5) If a Supervised Person is a beneficiary to a trust and such Supervised Person (a) shares investment control with the trustee with respect to a trust transaction, both the Supervised Person and the trust will be deemed to have an indirect pecuniary interest in the transaction; (b) has investment control with respect to a trust transaction without consultation with the trustee, then the Supervised Person will be deemed to have an indirect pecuniary interest in such transaction; and (c) shall be deemed to have an indirect pecuniary interest in the issuer’s securities held by a trust to the extent of such Supervised Person’s pro rata interest in the trust where the trustee does not exercise exclusive control over the trust. For instance, a Supervised Person who holds securities as a beneficiary of a trust over which he has investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered beneficial owner of securities in the plan.

(6) If you are a settlor of a trust and reserve the right to revoke the trust without the consent of another person, you will be deemed to have a pecuniary interest in the trust holdings and transactions; provided, however, if the settlor does not exercise or share investment control over the issuer’s securities held by the trust, the pecuniary interests in the trust holdings and transactions shall be attributed to the trust instead of you as settlor.

Supervised Persons do not have an indirect pecuniary interest in the portfolio securities held by a corporation or similar entity in which he/she owns securities if such Supervised Person is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.